                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tower Automotive, Inc.:

We have audited the accompanying consolidated balance sheets of Tower Automotive, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tower Automotive, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                                    ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
  January 22, 1999

                                 TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                                       CONSOLIDATED BALANCE SHEETS

                               (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                        December 31,
                                                                            -------------------------------------
                                                                                   1998               1997
                                                                                   ----               ----
                                  ASSETS
Current Assets:

  Cash and cash equivalents                                                    $        3,434       $        --
  Accounts receivable                                                                 239,888           219,256
  Inventories                                                                          76,913            73,809
  Prepaid tooling and other                                                           115,859            78,217
                                                                                -------------       -----------
    Total current assets                                                              436,094           371,282
                                                                                -------------       -----------
Property, Plant and Equipment, net                                                    821,873           698,511
Restricted Cash                                                                         2,677             7,902
Deferred Income Taxes                                                                      --            14,108
Investments in Joint Ventures                                                         209,625           147,188
Goodwill, net of accumulated amortization of $20,308 and $11,837                      421,700           408,048
Other Assets, net of accumulated amortization of $7,123 and $4,512                     44,198            33,049
                                                                                -------------       -----------
                                                                                  $ 1,936,167      $  1,680,088
                                                                                -------------       -----------
                                                                                -------------       -----------
                 LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
  Current maturities of long-term debt and capital lease obligations            $      18,191    $        5,004
  Accounts payable                                                                    214,194           143,902
  Accrued liabilities                                                                  96,773            81,784
                                                                                -------------       -----------
    Total current liabilities                                                         329,158           230,690
                                                                                -------------       -----------
Long-Term Debt, net of current maturities                                             316,579           513,653
Obligations Under Capital Leases, net of current maturities                            25,770            30,281
Convertible Subordinated Notes                                                        200,000           200,000
Deferred Income Taxes                                                                  20,376                --
Other Noncurrent Liabilities                                                          178,738           190,185
                                                                                -------------       -----------
    Total noncurrent liabilities                                                      741,463           934,119
                                                                                -------------       -----------
Commitments and Contingencies (Notes 3, 5 and 10)

Mandatorily Redeemable Trust Convertible Preferred Securities                         258,750                --

Stockholders' Investment:
  Preferred stock, par value $1; 5,000,000 shares authorized; no shares
    issued or outstanding                                                                  --                --
  Common stock, par value $.01; 200,000,000 shares
    authorized; 46,281,880 and 45,975,490 shares issued and
    outstanding                                                                           463               460
  Additional paid-in capital                                                          426,471           423,403
  Retained earnings                                                                   177,434            89,394
  Warrants to acquire common stock                                                      2,000             2,000
  Accumulated other comprehensive income - cumulative translation
   adjustment                                                                             428                22
                                                                                -------------       -----------
    Total stockholders' investment                                                    606,796           515,279
                                                                                -------------       -----------
                                                                                   $1,936,167        $1,680,088
                                                                                -------------       -----------
                                                                                -------------       -----------

                   The accompanying notes are an integral part
                        of these consolidated balance sheets.

                                 TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF OPERATIONS

                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              Years Ended December 31,
                                                           ---------------------------------------------------------------
                                                                   1998                  1997                 1996
                                                                   ----                  ----                 ----
Revenues                                                        $  1,836,479        $     1,235,829         $   399,925

Cost of sales                                                      1,562,167              1,058,720             338,290
                                                                ------------        ---------------         -----------

     Gross profit                                                    274,312                177,109              61,635

Selling, general and administrative expenses                          85,169                 57,869              20,004

Amortization expense                                                  13,472                  9,537               2,191
                                                                ------------        ---------------         -----------
     Operating income                                                175,671                109,703              39,440

Interest expense                                                      42,506                 36,651               7,636

Interest income                                                       (2,188)                (7,689)             (2,533)
                                                                ------------        ---------------         -----------
     Income before provision for income taxes, equity
       in earnings of joint ventures and minority interest           135,353                 80,741              34,337

Provision for income taxes                                            54,143                 32,290              13,700
                                                                ------------        ---------------         -----------
     Income before equity in earnings of joint
        ventures and minority interest                                81,210                 48,451              20,637

Equity in earnings of joint ventures                                  12,708                    227                  --

Minority interest - dividends on trust preferred
  securities, net                                                     (5,878)                    --                  --
                                                                ------------        ---------------         -----------
     Income before extraordinary item                                 88,040                 48,678              20,637

Extraordinary loss on early extinguishment
  of debt, net                                                            --                  2,434                  --
                                                                ------------        ---------------         -----------
       Net income                                             $       88,040            $    46,244            $ 20,637
                                                                ------------        ---------------         -----------
                                                                ------------        ---------------         -----------
Basic earnings per share (Note 5):
  Income before extraordinary loss                            $        1.91           $        1.20          $     0.81
  Extraordinary loss                                                     --                    (.06)                 --
                                                                ------------        ---------------         -----------
    Net income                                                $        1.91           $        1.14          $     0.81
                                                                ------------        ---------------         -----------
                                                                ------------        ---------------         -----------

Diluted earnings per share (Note 5):

  Income before extraordinary loss                            $         1.68           $        1.14          $     0.77
  Extraordinary loss                                                     --                    (.05)                 --
                                                                ------------        ---------------         -----------
    Net income                                                $         1.68           $        1.09          $     0.77
                                                                ------------        ---------------         -----------
                                                                ------------        ---------------         -----------


           The accompanying notes are an integral part of these consolidated financial statements.

                                 TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT

                               (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)




                                                                                                        Accumulated
                                                Common Stock    Additional             Warrants to        Other       Total
                                            -----------------    Paid-in   Retained     Acquire      Comprehensive Stockholders'
                                             Shares    Amount    Capital   Earnings   Common Stock      Income      Investment
                                             ------    ------    -------   --------   ------------      ------      ----------
BALANCE, DECEMBER 31, 1995                 21,660,778  $  217  $  62,855    $ 22,513   $      --       $   --      $  85,585
Conversion of Edgewood notes                  821,058       8      2,484          --          --           --          2,492
Exercise of options                            13,250      --         48          --          --           --             48
Sales of stock under Employee Stock
  Discount Purchase Plan                       36,700      --        263          --          --           --            263
Collection of common stock
  subscriptions receivable                         --      --        322          --          --           --            322
Public offering of common stock, net        4,465,800      45     51,252          --          --           --         51,297
Issuance of shares and warrants in
  acquisition of MSTI                       1,570,000      16     19,217          --       2,000           --         21,233
Net income                                          --      --        --      20,637          --           --
Total comprehensive income                                                                                            20,637
                                           ----------   -----  ---------    --------     -------        ------      --------
BALANCE, DECEMBER 31, 1996                 28,567,586     286    136,441      43,150       2,000           --        181,877
Conversion of Edgewood notes                  225,502       2        682          --          --           --            684
Exercise of options                            52,600       1        234          --          --           --            235
Sales of stock under Employee
  Stock Discount Purchase Plan                129,802       1      1,575          --          --           --          1,576
Collection of common stock
  subscriptions receivable                         --      --         78          --          --           --             78
Public offering of common stock, net       17,000,000     170    284,393          --          --           --        284,563
Net income                                         --      --         --      46,244          --           --
Other comprehensive income - foreign
  currency translation adjustment                  --      --         --          --          --           22
Total comprehensive income                                                                                            46,266
                                           ----------   -----  ---------    --------     -------        ------      --------
BALANCE, DECEMBER 31, 1997                 45,975,490     460    423,403      89,394       2,000           22        515,279
Conversion of Edgewood notes                   62,000       1        188          --          --           --            189
Exercise of options                           112,300       1        467          --          --           --            468
Sales of stock under Employee Stock
  Discount Purchase Plan                      132,090       1      2,344          --          --           --          2,345
Collection of common stock
  subscriptions receivable                         --      --         69          --          --           --             69
Net income                                         --      --         --      88,040          --           --
Other comprehensive income - foreign
  currency translation adjustment                  --      --         --          --          --          406
Total comprehensive income                                                                                            88,446
                                           ----------   -----  ---------    --------     -------        ------      --------
BALANCE, DECEMBER 31, 1998                 46,281,880  $  463   $426,471    $177,434   $   2,000       $  428      $ 606,796
                                           ----------   -----  ---------    --------     -------        ------      --------
                                           ----------   -----  ---------    --------     -------        ------      --------

         The accompanying notes are an integral part of these consolidated financial statements.

                                 TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          (AMOUNTS IN THOUSANDS)



                                                                                  Years Ended December 31,
                                                                     ---------------------------------------------------
                                                                          1998             1997              1996
                                                                          ----             ----              ----
OPERATING ACTIVITIES:
  Net income                                                         $      88,040     $    46,244         $    20,637
  Adjustments required to reconcile net income to net cash
   provided by operating activities-
     Depreciation and amortization                                          87,372          47,966              12,754
     Deferred income tax provision                                          37,847          24,980               6,326
     Extraordinary loss on extinguishment of debt                               --           2,434                  --
     Change in other operating items:
       Accounts receivable                                                  (5,808)        (32,620)              5,967
       Inventories                                                            (728)         13,052                (693)
       Prepaid tooling and other                                           (36,509)         (8,122)             (1,091)
       Accounts payable and accrued liabilities                             71,017          31,765              (3,354)
       Other assets and liabilities                                        (20,133)        (24,795)            (10,497)
                                                                      -------------   ------------         -----------
          Net cash provided by operating activities                        221,098         100,904              30,049
                                                                       -----------     -----------         -----------
INVESTING ACTIVITIES:
  Capital expenditures, net                                               (185,138)       (117,379)            (16,253)
  Acquisitions, net of cash acquired                                       (61,939)       (765,063)            (76,223)
  Acquisition of joint venture interests and other                         (62,437)       (127,438)                 --
  Net proceeds from sale of Hinge Business                                  36,888              --                  --
  Change in restricted cash                                                   5,225           2,931              3,552
                                                                     --------------   -------------       ------------
          Net cash used for investing activities                          (267,401)     (1,006,949)            (88,924)
                                                                      -------------     ----------          ----------
FINANCING ACTIVITIES:
  Proceeds from borrowings                                               1,245,165       1,122,044             197,813
  Repayments of debt                                                    (1,448,618)       (733,873)           (152,229)
  Net proceeds from issuance of common stock                                 3,071         286,139              51,560
  Net proceeds from issuance of convertible debt                                --         194,892                  --
  Net proceeds from issuance of preferred securities                       249,713              --                  --
  Cash portion of extraordinary loss on
    extinguishment of debt                                                      --          (3,010)                 --
  Other, net                                                                    406             257                370
                                                                     --------------   -------------       ------------
          Net cash provided by financing activities                         49,737         866,449              97,514
                                                                      ------------      ----------          ----------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                      3,434         (39,596)             38,639
CASH AND CASH EQUIVALENTS, beginning of period                                  --          39,596                 957
                                                                     ---------------   -----------        ------------

CASH AND CASH EQUIVALENTS, end of period                             $       3,434    $         --           $  39,596
                                                                      -------------   ------------         -----------
                                                                      -------------   ------------         -----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for-
    Interest, net of amounts capitalized                              $     41,390      $   25,394           $   7,372
                                                                      -------------   ------------         -----------
                                                                      -------------   ------------         -----------
    Income taxes                                                     $       4,420      $   10,661           $   6,091
                                                                      -------------   ------------         -----------
                                                                      -------------   ------------         -----------


               The accompanying notes are an integral part of
                   these consolidated financial statements.

                                 TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION AND BASIS OF PRESENTATION:

         Tower Automotive, Inc. and subsidiaries (the "Company") produces a broad range of assemblies and modules for vehicle body structures and suspension systems for the global automotive industry. The Company has facilities in the United States, Canada, Italy and Japan, in China through its joint venture investment in China (see Note 2), in Brazil through its joint venture interest in Caterina (see Note 5), and in Mexico through its joint venture investment in Metalsa (see Note 5).

2.       SIGNIFICANT ACCOUNTING POLICIES:

         PRINCIPLES OF CONSOLIDATION:

         The accompanying consolidated financial statements include the accounts of Tower Automotive, Inc. and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

         As part of the acquisition of Automotive Products Company ("APC") (see
         Note 5), the Company acquired a 60% joint venture interest to produce certain parts in China. This investment is accounted for using the equity method since all significant business decisions require the approval of 80% of the joint venture partners. The remaining 40% of the joint venture is owned by unrelated third parties. The Company's investments in Metalsa and Caterina (see Note 5) are also accounted for using the equity method.

         CASH AND CASH EQUIVALENTS:

         Cash and cash equivalents consist of highly liquid investments with an original maturity of three months or less. Cash equivalents are stated at cost which approximates fair value.

         INVENTORIES:

         Inventories are valued at the lower of first-in, first-out ("FIFO") cost or market.

         Inventories consisted of the following (in thousands):



                                                December 31,
                                      ---------------------------------
                                           1998               1997
                                           ----               ----
           Raw materials                 $  26,787           $  14,601
           Work-in-process                  27,734              38,763
           Finished goods                   22,392              20,445
                                        ----------          ----------
                                         $  76,913           $  73,809
                                        ----------          ----------
                                        ----------          ----------


         CUSTOMER TOOLING AND OTHER DESIGN COSTS:

         Customer tooling represents costs incurred by the Company in the development of new tooling used in the manufacture of the Company's products. Once customer approval is obtained for the manufacture of a new product, the Company is reimbursed by its customers for the cost of certain of the tooling, at which time the tooling becomes the property of the customers.

         In addition, the Company has certain other tooling and design costs related to previously proven product designs which are reimbursed by the Company's customers as the related product is sold through an incremental increase in each product's unit selling price. Such costs are capitalized and amortized using the unit of production method over the life of the related product. Amounts capitalized and included in other assets were $8.1 million at December 31, 1998 and $8.5 million at December 31, 1997. If the Company forecasts that the amount of capitalized tooling and design costs exceeds the amount to be realized through the sale of product, a loss is recognized currently.

         PROPERTY, PLANT AND EQUIPMENT:

         Property, plant and equipment consisted of the following (in thousands):



                                                                           December 31,
                                                                 ------------------------------
                                                                     1998           1997
                                                                     ----           ----
                    Land                                          $    5,872      $     5,696
                    Buildings and improvements                       144,797          126,664
                    Machinery and equipment                          656,189          548,304
                    Construction in progress                         151,080           81,929
                                                                   ---------      -----------
                                                                     957,938          762,593
                    Less-Accumulated depreciation                   (136,065)         (64,082)
                                                                   ----------     ------------
                      Net property, plant and equipment            $ 821,873        $ 698,511
                                                                   ----------     ------------
                                                                   ----------     ------------

         Property, plant and equipment acquired in the acquisitions discussed in
         Note 5 was recorded at its fair value, determined based on appraisals, as of the respective acquisition dates. Additions to property, plant and equipment following the acquisitions are stated at cost. For financial reporting purposes, depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

                           Buildings and improvements            15 to 40 years
                           Machinery and equipment                3 to 20 years

         Accelerated depreciation methods are used for tax reporting purposes.

         Interest is capitalized during the construction of major facilities and is amortized over their estimated useful lives. Interest of $3.7 million was capitalized during the year ended December 31, 1998 and $3.4 million was capitalized during the year ended December 31, 1997. No interest was capitalized during the year ended December 31, 1996.

         Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the related item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values after considering proceeds are charged or credited to income.

         OTHER ASSETS:

         Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is being amortized on a straight-line basis over 40 years. Debt issue costs are amortized on a straight-line basis over the term of the related obligations.

         The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets were not recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of goodwill, the Company would recognize an impairment loss.

         FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and revolving credit facilities approximates fair value because of the short maturity of these instruments. The carrying amount of the Company's long-term debt approximates fair value because of the variability of the interest cost associated with these instruments. The fair value of the Company's Convertible Subordinated Notes and Preferred Securities, based on Portal market quote activity as of yearend, approximated carrying value.

         The Company is party to interest rate swap contracts to hedge against interest rate exposures on certain floating-rate indebtedness. These contracts, which expire in November 2002, have the effect of converting the floating-rate interest related to a notional amount of $300 million of borrowings outstanding under the revolving credit facility into a fixed-rate of approximately 6.75%. This interest rate swap contract was executed to balance the Company's fixed-rate and floating-rate debt portfolios. Under the interest rate swaps, the Company agrees with the other party to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to the agreed notional principal amount. While the Company is exposed to credit loss on its interest rate swap in the event of nonperformance by the counterparty to such swap, management believes that such nonperformance is unlikely to occur given the financial resources of the counterparty.

         During the fourth quarter of 1997, the Company entered into an interest rate contract in a notional amount of $75 million in anticipation of financing that did not materialize. Accordingly, the Company has adjusted the interest contract to market as of December 31, 1998 and 1997. The write-down to fair value of approximately $6.4 million and $2.0 million, respectively, has been recorded as expense in the accompanying consolidated statements of operations. Subsequent to December 31, 1998, the Company settled the $75 million contract with a cash payment of approximately $7 million.

         REVENUE RECOGNITION AND SALES COMMITMENTS:

         The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements to produce products for its customers at the beginning of a given vehicle's life. Once such agreements are entered into by the Company, fulfillment of the customers' purchasing requirements is the obligation of the Company for the entire production life of the vehicle, with terms of three to ten years and the Company has no provisions to terminate such contracts. In certain instances, the Company may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In such situations, the Company records a liability for the estimated future amount of such losses. Such losses are recognized at the time that the loss is probable and reasonably estimable and is recorded at the minimum amount necessary to fulfill the Company's obligations to it customers. Losses are discounted at 4% and are estimated based upon information available at the time of the estimate, including future production volume estimates, length of the program and selling price and production cost information.

         INCOME TAXES:

         The Company accounts for income taxes following the provision of Statement of Financial Accounting Standards ("SFAS") No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

         COMPREHENSIVE INCOME:

         Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement established standards for reporting and display of comprehensive income and its components. Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income represents net income adjusted for foreign currency translation adjustments. The Company has chosen to disclose comprehensive income in the consolidated statements of stockholders' investment and prior years have been restated.

         SEGMENT REPORTING:

         During 1998, the Company adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14 replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information (see Note 8).

         STOCK OPTIONS:

         The Company accounts for stock options under the provisions of Accounting Principles Board Opinion ("APB") No. 25, under which no compensation expense is recognized when the stock options are granted. The pro forma effects had the Company followed the provisions of SFAS No. 123 are included in Note 3.

         USE OF ESTIMATES:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The ultimate results could differ from those estimates.

         FOREIGN CURRENCY TRANSLATION:

         Assets and liabilities of the Company's foreign operations are translated using the year-end rates of exchange. Results of operations are translated using the average rates prevailing throughout the period. Translation gains or losses are accumulated as a component of accumulated other comprehensive income in the accompanying consolidated statements of stockholders' investment.

         RECLASSIFICATIONS:

         Certain amounts previously reported in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the 1998 presentation. These reclassifications had no effect on previously reported net income or stockholders' investment.

         RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

         SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," becomes effective for the years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allow a derivative's gains or losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has not yet quantified the impact of adopting SFAS No. 133 and has not yet determined the timing of adoption.

         In April 1998, the Financial Accounting Standards Board issued Statement of Position (SOP) No. 98-5, "Reporting on the Costs of Start-Up Activities," effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires the expensing of start-up activities as incurred, versus capitalizing and expensing them over a period of time. The

         Company is currently in the process of assessing the impact of adopting SOP 98-5 and will adopt this new pronouncement in the first quarter of 1999.

3.       STOCKHOLDERS' INVESTMENT:

         STOCK SPLIT:

         On May 19, 1998, the Company's Board of Directors approved a two-for-one stock split, which was effected as a stock dividend. On July 15, 1998, stockholders were issued one additional share of common stock for each share of common stock held on the record date of June 30, 1998. All references to the number of common shares and per share amounts have been adjusted to reflect the stock split on a retroactive basis.

         PUBLIC OFFERINGS OF COMMON STOCK:

         During 1996, the Company completed an offering of 4,465,800 shares of its Common Stock at an offering price of $12.25 per share (the "1996 Offering") resulting in net proceeds of approximately $51.3 million. Proceeds from the 1996 Offering were used by the Company to retire borrowings under its secured credit agreement and for general corporate purposes.

         During 1997, the Company issued 17,000,000 shares of Common Stock in a public offering at an offering price of $17.50 per share (the "Offering"). Net proceeds to the Company, after underwriting discounts and offering expenses, were approximately $285 million. Proceeds from the Offering were used by the Company to partially fund the acquisition of APC.

         EARNINGS PER SHARE:

         Basic earnings per share were computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share were determined on the assumptions: (i) the Edgewood notes were converted at the beginning of the respective periods, (ii) the Convertible Subordinated Notes were converted upon issuance on July 29, 1997, and (iii) the Preferred Securities (as defined in Note 4) were converted upon issuance on June 9, 1998 as follows (in thousands, except per share data):



                                                                              Years Ended December 31,
                                                                -----------------------------------------------------
                                                                      1998              1997              1996
                                                                      ----              ----              ----
       Net income                                                   $    88,040     $       46,244    $      20,637
       Interest expense on Edgewood notes, net of tax                        60                104              128
       Interest expense on Convertible Subordinated
         Notes, net of tax                                                6,508              2,834               --
       Dividends on Preferred Securities, net of tax                      5,878                 --               --
                                                                   ------------   -----------------    ------------
       Net income applicable to common
         stockholders - diluted                                       $ 100,486      $      49,182     $     20,765
                                                                   ------------   -----------------    ------------
                                                                   ------------   -----------------    ------------
       Weighted average number of common
         shares outstanding                                              46,204             40,720           25,364
       Dilutive effect of outstanding stock
         options and warrants after application
         of the treasury stock method                                       504                498              276
       Dilutive effect of Edgewood notes,
         assuming conversion                                                547                764            1,206
       Dilutive effect of Convertible Subordinated
         Notes, assuming conversion                                       7,729              3,220               --
       Dilutive effect of Preferred Securities,
         assuming conversion                                              4,727                 --               --
                                                                   ------------   -----------------    ------------

       Diluted shares outstanding                                        59,711             45,202           26,846
                                                                   ------------   -----------------    ------------
                                                                   ------------   -----------------    ------------
       Basic earnings per share                                       $   1.91       $       1.14      $       0.81
                                                                   ------------   -----------------    ------------
                                                                   ------------   -----------------    ------------
       Diluted earnings per share                                     $   1.68       $       1.09      $       0.77
                                                                   ------------   -----------------    ------------
                                                                   ------------   -----------------    ------------


         STOCK OPTION PLAN:

         The Company sponsors the 1994 Key Employee Stock Option Plan (the "Stock Option Plan"), under which any person who is a full-time, salaried employee of the Company (excluding non-management directors) is eligible to participate in the Stock Option Plan (an "Employee Participant"). A committee of the board of directors selects the Employee Participants and determines the terms and conditions of the options. The Stock Option Plan provides for the issuance of options up to 3,000,000 shares of Common Stock at exercise prices equal to the stock market price on the date of grant to

         Employee Participants, subject to certain adjustments reflecting changes in the Company's capitalization. Information regarding the Stock Option Plan is as follows:

                                                                                               Weighted
                                                                               Weighted    Average Fair
                                                Shares                          Average        Value of    Exercisable
                                                Under            Exercise      Exercise         Options      At End of
                                                Option              Price         Price         Granted           Year
             ----------------------------------------------------------------------------------------------------------
             Outstanding, Dec. 31, 1995        241,500         $4.00-5.00    $     4.09    $     2.12               --
                  Granted                      278,000               7.56          7.56
                  Exercised                    (13,250)              4.00          4.00
                  Forfeited                     (9,750)         4.00-7.56          5.10
                                            ------------        ---------   -----------
             Outstanding, Dec. 31, 1996        496,500          4.00-7.56          6.02          4.76           55,250
                  Granted                      382,500              18.94         18.94
                  Granted                        8,000              20.50         20.50
                  Exercised                    (52,600)         4.00-7.56          5.10
                  Forfeited                    (30,250)        4.00-18.94          8.56
                                            -----------    --------------   -----------
             Outstanding, Dec. 31, 1997        804,150         4.00-20.50         12.19         13.35          138,650
                  Granted                      666,000              22.97         22.97
                  Granted                        8,000              22.88         22.88
                  Granted                       20,000              25.75         25.75
                  Granted                      491,000             17.123         17.13
                  Exercised                   (112,300)        4.00-18.94          5.96
                  Forfeited                    (23,500)        4.00-22.97         18.93
                                            ------------   --------------    ----------
             Outstanding, Dec. 31, 1998      1,853,350        $4.00-25.75    $    17.89     $   10.43          252,100
                                            ------------        ---------   -----------
                                            ------------        ---------   -----------

         The weighted average exercise price of options exercisable at end of year was $11.27 at December 31, 1998 and $5.48 at December 31, 1997.

         As of December 31, 1998, the outstanding stock options granted in 1998 have a remaining contractual life of 10 years, the outstanding stock options granted in 1997 have a remaining contractual life of 9 years and the outstanding stock options granted in 1996 have a remaining contractual life of 8 years.

         INDEPENDENT DIRECTOR STOCK OPTION PLAN:

         In February 1996, the Company's board of directors approved the Tower Automotive, Inc. Independent Director Stock Option Plan (the "Director Option Plan" that provides for the issuance of options to Independent Directors, as defined, to acquire up to 200,000 shares of the Company's Common Stock, subject to certain adjustments reflecting changes in the Company's capitalization. The option exercise price must be at least equal to the fair value of the Common Stock at the time the option is issued. Vesting is determined by the board of directors at the date of grant and in no event can be less than six months from the date of grant. Information regarding the Director Option Plan is as follows:

                                                                               Weighted
                                                Shares                          Average      Exercisable
                                                Under            Exercise      Exercise        At End of
                                                Option              Price         Price             Year
             ------------------------------ --------------- -------------- --------------- --------------
             Outstanding, Dec. 31, 1995             --           $     --   $        --               --
                  Granted                       45,000               7.56           7.56
                                            ----------      --------------  -------------
             Outstanding, Dec. 31, 1996         45,000               7.56           7.56              --
                  Granted                       60,000              18.94          18.94
                                            ----------      --------------  -------------
             Outstanding, Dec. 31, 1997        105,000         7.56-18.94          14.06          15,000
                  Granted                       18,000              22.97          22.97
                                            ----------      --------------  -------------
             Outstanding, Dec. 31, 1998        123,000        $7.56-22.97       $  15.37          49,800
                                            ----------      --------------  -------------
                                            ----------      --------------  -------------

                                   -12-

         EMPLOYEE STOCK PURCHASE PLAN:

         The Company also sponsors an employee stock discount purchase plan which provides for the sale of up to 1,000,000 shares of the Company's Common Stock at discounted purchase prices, subject to certain limitations. The cost per share under this plan is 85% of the market value of the Company's Common Stock at the date of purchase, as defined. During the year ended December 31, 1998, 132,104 shares of Common Stock were issued to employees pursuant to this plan, 129,802 shares of Common Stock were issued during the year ended December 31, 1997, and 36,700 shares of Common Stock were issued during the year ended December 31, 1996. The weighted average fair value of shares sold in 1998, 1997 and 1996 were $17.76, $12.10 and $7.16.

         STOCK-BASED COMPENSATION PLANS:

         As discussed above, the Company has two stock option plans, the Stock Option Plan and the Independent Director Stock Option Plan, and the Employee Stock Purchase Plan. The Company has elected to continue to account for these plans under APB No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined as required under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net income and pro forma earnings per share would have been as follows (in thousands):


                                                               Years Ended December 31,
                                                      -------------------------------------------------
                                                           1998            1997             1996
                                                           ----            ----             ----
         Net income                    As Reported    $   88,040      $       46,244    $      20,637
                                       Pro Forma          86,787              45,722           20,483

         Basic earnings per share      As Reported    $     1.91      $         1.14    $        0.81
                                       Pro Forma            1.88                1.12             0.81

         Diluted earnings per share    As Reported    $     1.68      $         1.09    $        0.77
                                       Pro Forma            1.66                1.08             0.77


         The effect of the stock issued under the Employee Stock Purchase Plan was not material for 1998, 1997 and 1996.

         The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: Risk free interest rates of 4.81% to 5.75% in 1998, 6.39% in 1997 and 5.67% in 1996; expected life of seven years for 1998, 1997 and 1996; expected volatility of 37% to 40% in 1998, 67% in 1997 and 56% in 1996; expected dividends of zero.

         OTHER COMMON STOCK EQUIVALENTS:

         In connection with the acquisition of Edgewood Tool and Manufacturing Company ("Edgewood") in May 1994, the Company issued options to acquire 205,968 shares of Common Stock at an exercise price of $3.28 per share. These options are fully exercisable through 2004. As of December 31, 1998, all of these options were exercisable.

         In connection with the acquisition of MSTI in May 1996, the Company issued warrants to MascoTech to acquire 400,000 shares of Common Stock at an exercise price of $9 per share. The warrants expire in 2006.

         In addition, the Company has Convertible Subordinated Notes outstanding as discussed in Note 6.

         DIVIDENDS:

         The Company has not declared or paid any cash dividends in the past. As discussed in Note 6, the Company's debt agreements restrict the amount of dividends the Company can declare or pay. As of December 31, 1998, under the most restrictive debt covenants, the Company could not have paid any cash dividends.

4.       MANDATORILY REDEEMABLE TRUST CONVERTIBLE PREFERRED SECURITIES:

         On June 9, 1998, Tower Automotive Capital Trust (the "Issuer"), a wholly owned statutory business trust of the Company, completed the offering of $258.8 million of its 6 3/4 Trust Convertible Preferred Securities ("Preferred Securities"), resulting in net proceeds of approximately $249.7 million. The Preferred Securities are redeemable, in whole or in part, on or after June 30, 2001 and all Preferred Securities must be redeemed no later than June 30, 2018. The Preferred Securities are convertible, at the option of the holder, into common stock of the Company at a rate of 1.6280 shares of common stock for each Preferred Security, which is equivalent to a conversion price of $30.713 per share. The net proceeds of the offering were used to repay outstanding indebtedness. Minority interest reflected in the accompanying consolidated statements of operations represents dividends on the Preferred Securities at a rate of 6 3/4%, net of income tax benefits at the Company's incremental tax rate of 40%.

         No separate financial statements of the Issuer have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Issuer are owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Issuer has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Issuer and investing the proceeds thereof in 6 3/4% Convertible Subordinated Debentures due June 30, 2018 issued by the Company and (iii) the obligations of the Issuer under the Preferred Securities are fully and unconditionally guaranteed by the Company.

5.       ACQUISITIONS, INVESTMENT IN JOINT VENTURES AND DIVESTITURE:

         Effective July 1, 1998, the Company acquired IMAR, s.r.l. ("IMAR") and OSLAMT S.p.A. ("OSLAMT"). IMAR designs and manufactures structural parts and assemblies from two facilities in Italy, primarily for Fiat. OSLAMT designs and manufactures tools and assemblies for the automotive market from its facility in Turin, Italy. The purchase price consisted of approximately $32.5 million in cash plus the assumption of approximately $17 million of indebtedness with an additional amount of up to $15 million payable if IMAR achieves certain operating targets following the acquisition.

         On May 9, 1997, the Company acquired all of the outstanding common stock of Societa Industria Meccanica e Stampaggio S.p.A. ("SIMES"). SIMES designs and manufactures structural metal components from two facilities in Italy, principally for Fiat. The purchase price, which consisted of $50.7 million in cash, was financed with borrowings under the Company's revolving credit facility. The Company may pay an additional $3 million in the future if certain operating performance targets are met by SIMES.

         On April 18, 1997, the Company acquired and assumed substantially all of the assets and liabilities of APC, a division of A.O. Smith Corporation. The aggregate purchase price consisted of approximately $700 million in cash and was financed with the proceeds from the Offering and borrowings under the new credit facility (see Note 6). APC designs and manufactures frames, frame components, engine cradles, suspension components and modules for the North American automotive and heavy truck industries.

         On May 31, 1996, the Company acquired all of the outstanding common stock of MascoTech Stamping Technologies, Inc. ("MSTI"), a wholly owned subsidiary of MascoTech, Inc. ("MascoTech"). Consideration consisted of $55 million in cash, 1,570,000 shares of the Company's Common Stock and warrants to acquire 400,000 shares of the Company's Common Stock at an exercise price of $9 per share. The Company also made additional payments of $30 million to MascoTech as certain operating targets were achieved by the MSTI facilities following the acquisition. MSTI manufactures metal chassis and suspension components and assemblies for the North American automotive industry from facilities in Ohio, Indiana and Michigan.

         On January 16, 1996, the Company acquired all of the outstanding common stock of Trylon Corporation ("Trylon") for total consideration of approximately $25 million. The acquisition was financed with the proceeds of a $25 million term loan. Trylon manufactures metal stampings and assemblies for the North American automotive industry from a facility in Traverse City, Michigan.

         These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at fair value as of the dates of the acquisitions. The assets and liabilities of IMAR and OSLAMT have been recorded based upon preliminary estimates of fair value as of the dates of acquisition. The Company does not believe the final allocations of the purchase price will be materially different than the preliminary allocations. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since the dates of acquisition. Additional purchase liabilities recorded in conjunction with the acquisition of APC included approximately $19.1 million for costs associated with the shutdown and consolidation of certain acquired facilities and $8.9 million for general and payroll related costs primarily for planned employee termination activities. At December 31, 1998, liabilities of approximately $18.5 million for facility-related costs and $3.2 million in excess payroll costs remained in the consolidated balance sheets.

         On March 11, 1998, the Company acquired a 40 percent equity interest in Metalurgica Caterina S.A. ("Caterina"), a supplier of structural stampings and assemblies to the Brazilian automotive market. In addition, the Company has the right to acquire the remaining 60 percent of the equity of Caterina. The Company paid approximately $48 million for its initial equity interest which was financed with borrowings under the

         Company's revolving credit facility. This investment added Volkswagen and Mercedes-Benz as new customers in Brazil.

         On October 9, 1997, the Company became a 40% partner in Metalsa S. de R.L. ("Metalsa") with Promotora de Empresas Zano, S.A. de C.V. ("Proeza"). Metalsa is the largest supplier of vehicle frames and structures in Mexico. In addition, the parties have entered into a technology sharing arrangement that will enable both companies to utilize the latest available product and process technology. Metalsa is headquartered in Monterrey, Mexico and has manufacturing facilities in Monterrey and San Luis Potosi, Mexico. Metalsa's customers include Chrysler, General Motors, Ford, Nissan and Mercedes-Benz. In connection with this agreement, the Company paid $120 million to Proeza, with an additional amount of up to $45 million payable based upon future net earnings of Metalsa. Based upon Metalsa's 1998 net earnings, the Company will pay Proeza approximately $9.0 million in additional consideration during the first quarter of 1999. The investment in Metalsa was financed with proceeds from borrowings under the Company's revolving credit facility.

         Summarized unaudited financial information for Metalsa and Caterina from the dates of their respective investment are as follows:


                                                              December 31,
                                                     --------------------------------
                                                            1998            1997
                                                            ----            ----
              Condensed Statements of Earnings
              --------------------------------------
              Revenues                                $    269,280      $     52,757
              Operating income                              60,047             8,405
              Net income                                    28,972             3,297

              Condensed Balance Sheets
              --------------------------------------
              Current assets                          $     91,519      $     59,718
              Noncurrent assets                            126,336           103,760
                                                     -------------      ------------
                                                      $    217,855      $    163,478
                                                     -------------      ------------
                                                     -------------      ------------
              Current liabilities                     $     45,562      $     25,243
              Noncurrent liabilities                        50,057            51,160
              Stockholders' investment                     122,236            87,075
                                                     -------------     -------------
                                                      $    217,855      $    163,478
                                                     -------------      ------------
                                                     -------------      ------------

         On August 31, 1998, the Company sold its hinge business (the "Hinge Business") to Dura Automotive Systems, Inc. for net proceeds of approximately $36.9 million which approximated the book value of the net assets sold. The net proceeds were used to repay outstanding indebtedness under the revolving credit facility. The results of operations of the Hinge Business are not significant to the operating results of the Company as a whole and have, therefore, been excluded from the pro forma adjustments.

         The accompanying unaudited consolidated pro forma results of operations for the year ended December 31, 1998 give effect to the following as if they were completed at the beginning of the year: (i) the acquisitions of IMAR and OSLAMT, (ii) the investment in Caterina, and (iii) the issuance of the Preferred Securities. The accompanying unaudited consolidated pro forma results of operations for the year ended December 31, 1997 give effect to the transactions described above and the following as if they had been completed at the beginning of the year: (i) the acquisitions of APC and SIMES and the investment in Metalsa; (ii) the refinancing of the old credit agreement and the redemption of the Senior Notes (see Note 6); (iii) the Offering (as defined in Note 3); and (iv) the sale of the Notes (as defined in Note
         6). The unaudited pro forma financial information does not purport to represent what the Company's results of operations would actually have been if such transactions in fact had occurred at such date or to project the Company's results of future operations (in thousands, except per share data):

                                                                        Pro Forma for
                                                                       the Years Ended 31
                                                        --------------------------------------------------
                                                                  1998                     1997
                                                                  ----                     ----
                 Revenues                                     $1,867,543               $1,582,931

                 Net income                                   $   84,582               $   34,517

                 Basic earnings per share                     $     1.83               $     0.75

                 Diluted earnings per share                   $     1.60               $     0.55


6.       LONG-TERM DEBT:

         Long-term debt consisted of the following (in thousands):

                                                                                          December 31,
                                                                                      1998           1997
                                                                                      ----           ----
         Revolving credit facility, due April 2003, interest at prime or LIBOR plus a margin ranging from 17 to 50 basis points (5.785% at December 31,
           1998 and 6.3% at December 31, 1997)                                      $ 190,000       $ 414,200
         Revolving credit facility, due April 2003, foreign currency annex
           (3.711% at December 31, 1998 and 6.99% at December 31, 1997)                67,563          51,399
         Industrial development revenue bonds, due in lump sum payments in
           June 2024 and March 2025, interest payable monthly at a rate adjusted weekly by the bond remarketing agent (5.58% at December 31, 1998 and
           6.1% at December 31, 1997)                                                  43,765          43,765
         Convertible Edgewood notes, due May 2003, interest at 5.75% payable
           quarterly                                                                    1,636           1,824
         Italian stand alone borrowings, due on demand, interest set at
           borrowing (4.47% at December 31, 1998)                                      10,889              --
         Other                                                                         16,412           3,187
                                                                                   ----------    ------------
                                                                                      330,265         514,375
         Less-Current maturities                                                      (13,686)           (722)
                                                                                   ----------    ------------
                                                                                    $ 316,579       $ 513,653
                                                                                   ----------    ------------
                                                                                   ----------    ------------

         Future maturities of long-term debt as of December 31, 1998 are as follows (in thousands):

                  1999                                                $   13,686
                  2000                                                       718
                  2001                                                        --
                  2002                                                        --
                  2003                                                   259,199
                  Thereafter                                              56,662
                                                                     -----------
                                                                       $ 330,265
                                                                     -----------
                                                                     -----------

         The Company has a Credit Agreement, as defined, which includes a revolving credit facility that provides for borrowings of up to $750 million on an unsecured basis with a letter of credit sublimit of $75 million. In addition, under the terms of the revolving credit facility, the equivalent of up to $85 million in borrowings can be denominated in foreign currency. As of December 31, 1998, approximately $68 million of the outstanding borrowings are denominated in Italian lira. The amount available under the revolving credit facility reduces to $675 million in April 2000, $600 million in April 2001 and $500 million in April 2002. The Credit Agreement has a final maturity of April 2003. Interest on the credit facility is at the prime rate or LIBOR plus a margin ranging from 17 to 50 basis points depending upon the ratio of the consolidated indebtedness of the Company to its total capitalization. The weighted average interest rate for such borrowings was 6.8% for the year ended December 31, 1998.

         The Credit Agreement requires the Company to meet certain financial tests, including but not limited to a minimum interest coverage, maximum debt/capital, maximum leverage and maximum senior leverage ratio as detailed below. As of December 31, 1998 and 1997 the Company was in compliance with all debt covenants.



                                   INTEREST COVERAGE     DEBT/CAPITAL       LEVERAGE      SENIOR LEVERAGE
                 PERIODS               RATIO (1)           RATIO (2)       RATIO (3)         RATIO (4)
                 -------               ---------           ---------       ---------         ---------
         4/18/97 - 12/30/1998         2.50 to 1.00            65%         4.50 to 1.00     3.50 to 1.00
         12/31/98 - 12/30/1999        2.50 to 1.00            60%         4.50 to 1.00     3.50 to 1.00
         12/31/99 - 12/30/2000        2.75 to 1.00            55%         4.25 to 1.00     3.25 to 1.00
         12/31/2000 - thereafter      3.00 to 1.00            50%         4.00 to 1.00     3.00 to 1.00


------------------------
(1) Interest Coverage Ratio means the ratio of EBIT (as defined) to consolidated interest expense.
(2) Debt/Capital Ratio means the ratio of total indebtedness of the Company to the sum of the Company's stockholders' investment plus total indebtedness of the Company.
(3) Leverage Ratio means the ratio of total indebtedness of the Company to EBITDA (as defined).
(4) Senior Leverage Ratio means the ratio of total indebtedness of the Company, excluding subordinated indebtedness and the Convertible Notes and Debentures, to EBITDA (as defined).


         The Credit Agreement also contains certain negative covenants that restrict, among other things, the ability of the Company to: (i) incur any liens and other encumbrances; (ii) sell, assign, lease or transfer assets; (iii) consolidate or merge with another person; (iv) make loan or make any investment in any person; (v) incur any additional indebtedness; (vi) engage in transactions with affiliates; (vii) incur any contingent obligations; (viii) enter into any joint venture; (ix) enter into any obligations for the payment of rent for any property under a lease or agreement to lease; declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any subordinated indebtedness or any shares of its capital stock; (x) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any employee benefit plan qualified under ERISA which has resulted or could reasonably be expected to result in liability in an aggregate amount in excess of 10% of the Company's tangible net worth; and (xi) engage in any material line of business substantially different from their existing lines of business.

         In July 1997, the Company completed the offering of $200 million of Convertible Subordinated Notes (the "Notes"). The Notes bear interest at 5%, are unsecured, due on August 1, 2004 and are convertible into Common Stock at a conversion price of $25.88 per share. The Company may make optional redemptions of the Notes after August 1, 2000 at amounts ranging from 102.857% to 100.714% of face value. In the event of a change in control (as defined) the holders of the Notes may require the Company to redeem the Notes at face value plus accrued interest. Proceeds from the Notes were used to repay outstanding indebtedness under the revolving credit facility.

         In 1994 and 1995, the Company issued $25.0 million and $20.0 million, respectively, of industrial development revenue bonds related to the construction and equipping of a manufacturing facility in Bardstown, Kentucky. The bonds are collateralized by letters of credit. The undispersed proceeds from these bonds are invested in treasury securities and reflected as restricted cash in the accompanying consolidated balance sheets.

         The Company financed the cash portion of the MSTI acquisition through the issuance of two series of Senior Notes having an aggregate principal amount of $65 million, with interest rates of 7.65% and 7.82% and final maturities of 2006 and 2008. The Senior Notes were retired in April 1997. In connection with the retirement, the Company paid prepayment penalties and wrote off deferred financing costs which resulted in an extraordinary loss, net of income taxes, of approximately $2.4 million.

7.       INCOME TAXES:

         The income tax provision consisted of the following (in thousands):

                                                                    Years Ended December 31,
                                                      ------------------------------------------------------
                                                            1998              1997               1996
                                                            ----              ----               ----
               Currently payable                          $  16,296     $         7,310    $       7,374
               Deferred income tax provision                 37,847              24,980            6,326
                                                         ----------     ---------------    ---------------
                 Total                                    $  54,143     $        32,290    $      13,700
                                                         ----------     ---------------    ---------------
                                                         ----------     ---------------    ---------------

         The deferred income tax provision consisted of the following (in thousands):

                                                                        Years Ended December 31,
                                                             -----------------------------------------------
                                                                  1998             1997           1996
                                                                  ----             ----           ----
        Depreciation lives and methods                          $   41,305       $   24,893     $   3,348
        Accrued compensation costs                                      74           (1,539)         (915)
        Other reserves and accruals                                 (3,532)           1,626         3,893
                                                               ------------    ------------    ----------
          Net deferred income tax provision                     $   37,847       $   24,980     $   6,326
                                                               ------------    ------------    ----------
                                                               ------------    ------------    ----------

         A reconciliation of income taxes computed at the statutory rates to the reported income tax provision is as follows (in thousands):

                                                                        Years Ended December 31,
                                                             -----------------------------------------------
                                                                  1998             1997           1996
                                                                  ----             ----           ----
        Taxes at federal statutory rates                         $  47,438       $   28,339    $   12,018
        State income taxes, net of federal benefit                   3,692            2,227         1,199
        Effect of permanent differences,
          primarily goodwill amortization                            3,013            1,724           483
                                                               -----------     ------------   ------------
            Provision for income taxes                           $  54,143       $   32,290    $   13,700
                                                               -----------     ------------   ------------
                                                               -----------     ------------   ------------

                                   -19-

         A summary of deferred income tax assets (liabilities) is as follows (in thousands):

                                                                                         December 31,
                                                                                  ----------------------------
                                                                                      1998           1997
                                                                                      ----           ----
         Current deferred tax assets:
           Accrued compensation costs                                               $   7,927     $    8,448
           Inventory valuation adjustments                                              2,971          4,486
           Other reserves and accruals not currently deductible
             for tax purposes                                                           3,140          4,467
                                                                                    ---------    -----------
               Net current deferred tax assets                                       $ 14,038      $  17,401
                                                                                    ---------    -----------
                                                                                    ---------    -----------
         Noncurrent deferred tax assets (liabilities):
           Depreciation lives and methods                                           $(100,984)      $(59,679)
           Postretirement benefit obligations                                          39,429         38,982
           Other reserves and accruals not currently deductible
             for tax purposes                                                          41,179         34,805
                                                                                   ----------     ----------
               Net noncurrent deferred tax assets (liabilities)                     $ (20,376)     $  14,108
                                                                                    ---------    -----------
                                                                                    ---------    -----------

         The Company has an alternative minimum tax ("AMT") credit carryforward of approximately $21 million which can be used to offset regular income taxes payable in future years. The AMT credit has an indefinite carryforward period.

         The Company has not recorded deferred income taxes applicable to undistributed earnings of its foreign joint venture operations as all such earnings are deemed to be indefinitely reinvested in those operations. If the earnings of such joint ventures were not indefinitely reinvested, a deferred liability would have been required which would not have been material as of December 31, 1998 or 1997. Undistributed amounts, if remitted in the future, may not result in additional U.S. income taxes because of the use of available foreign tax credits at that time.

8.       GEOGRAPHIC AND PRODUCT LINE INFORMATION:

         The Company adopted SFAS No. 131 in 1998. The Company produces a broad range of assemblies and modules for vehicle body structures and suspension systems for the global automotive industry and operates in a single reportable business segment, automotive products. However, because of the similar economic characteristics of the operations, including the nature of products, production processes and customers, those operations have been aggregated for segment reporting purposes.

         The following is a summary of revenues and long-lived assets by geographic location (in thousands):

                                                              Years Ended December 31,
                                      --------------------------------------------------------------------------
                                                     1998                                  1997
                                                     ----                                  ----
                                                            Long-Lived                            Long-Lived
                                            Revenues          Assets            Revenues            Assets
                                        -------------     -----------        -------------       -----------
         North America                     $1,752,149       $ 785,720           $1,194,196         $ 693,896
         Other foreign countries               84,330          47,356               41,633            20,203
                                        -------------     -----------        -------------       -----------
                                           $1,836,479       $ 833,076           $1,235,829         $ 714,099
                                        -------------     -----------        -------------       -----------
                                        -------------     -----------        -------------       -----------

         Revenues are attributed to geographic locations based on the location of specific production.

         The following is a summary of the approximate composition by product category of the Company's revenues:


                                                              Years Ended December 31,
                                                     -------------------------------------------
                                                             1998                  1997
                                                             ----                  ----
        Structural components                              $1,520,498            $1,080,599
        Suspension components                                 179,935               133,229
        Modular assemblies                                    136,046                22,001
                                                         ------------          ------------
                                                           $1,836,479            $1,235,829
                                                         ------------          ------------
                                                         ------------          ------------

         The Company sells its products directly to automotive manufacturers. Following is a summary of customers that accounted for more than 10% of consolidated revenues in any of the three years in the period ended December 31, 1998:


                                                                     1998           1997          1996
                                                                     ----           ----          ----
                    Ford                                               40%            48%           67%
                    DaimlerChrysler                                    27             19            10
                    General Motors                                     10             13             2

         Receivables from these customers represented 60% of total accounts receivable at December 31, 1998 and 65% of total accounts receivable at December 31, 1997.

9.       EMPLOYEE BENEFIT PLANS:

         The Company sponsors various pension and other postretirement benefit plans for its employees. The Company has adopted SFAS No. 132 - Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS No. 132). SFAS No. 132 is intended to standardize certain footnote disclosure requirements for pensions and other retirement benefits.

         RETIREMENT PLANS:

         The Company contributes to a union sponsored multi-employer pension plan providing defined benefits to certain Michigan hourly employees. Contributions to the pension plan are based on rates set forth in the Company's union contracts. The expense related to this plan was $698,000 for the year ended December 31, 1998, $762,000 for the year ended December 31, 1997 and $852,000 for the year ended December 31, 1996. The plan was substantially fully funded as of the latest valuation date.

         The Company also has a qualified profit sharing retirement plan and 401(k) employee savings plan covering certain salaried and hourly employees. The expense related to these plans was $5,108,000 during 1998, $4,310,000 during 1997 and $2,803,000 during 1996.

         The Company sponsors a 401(k) employee savings plan covering certain union employees. The Company matches a portion of the employee contributions made to this plan. The expense under this plan in each of the three years in the period ended December 31, 1998 was not material.

         The Company's UAW Retirement Income Plan covers substantially all union employees at its Kalamazoo and Bluffton facilities. The Company's Tower Automotive Pension Plan covers substantially all of the employees at its APC facilities. Benefits under the plans are based on years of services. Contributions by the Company are intended to provide not only for benefits attributed to service to date, but also for those benefits expected to be earned in the future. The Company's funding policy is to contribute annually the amounts sufficient to meet the higher of the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 or the minimum funding requirements under the Company's union contracts.

         The following tables provide a reconciliation of the changes in the benefit obligations and fair value of assets for the defined benefit pension plans (in thousands):


                                                                               1998                1997
                                                                               ----                ----
        RECONCILIATION OF FAIR VALUE OF PLAN ASSETS:
        --------------------------------------------
        Fair value of plan assets at the beginning of the year                $    3,502         $    3,147
        Actual return on plan assets                                               1,143                318
        Employer contributions                                                     4,712                192
        Benefits paid                                                               (261)              (155)
                                                                             ------------       ------------
          Fair value of plan assets at the end of the year                    $    9,096         $    3,502
                                                                             ------------       ------------
                                                                             ------------       ------------

        CHANGE IN BENEFIT OBLIGATIONS:
        ------------------------------

        Benefit obligations at the beginning of the year                    $      8,376        $     3,031
        Service cost                                                               6,899              4,757
        Interest cost                                                              1,065                250
        Plan amendments                                                           18,786                 --
        Actuarial gains                                                            2,928                493
        Benefits paid                                                               (261)              (155)
                                                                           --------------      -------------
          Benefit obligations at the end of the year                          $   37,793        $     8,376
                                                                           --------------      -------------
                                                                           --------------      -------------

        FUNDED STATUS RECONCILIATION:                                          1998                1997
        ----------------------------                                           ----                ----

        Funded status                                                          $ (28,697)        $   (4,874)
        Unrecognized transition asset                                               (160)              (191)
        Unrecognized prior service cost                                           19,345                951
        Unrecognized actuarial (gain) losses                                       1,861               (187)
                                                                           --------------      -------------
             Net amount recognized                                            $   (7,651)        $   (4,301)
                                                                           --------------      -------------
                                                                           --------------      -------------


        AMOUNTS RECOGNIZED IN THE BALANCE SHEET AS OF EACH YEAR END:
        -----------------------------------------------------------
        Prepaid benefit cost                                                 $       264      $          --
        Accrued benefit liability                                                (26,585)            (4,374)
        Intangible asset                                                          18,670                 73
                                                                           --------------      -------------
             Net amount recognized                                            $   (7,651)         $  (4,301)
                                                                           --------------      -------------
                                                                           --------------      -------------


         The Tower Automotive Pension Plan was the only pension plan with an accumulated benefit obligation in excess of plan assets. The plan's accumulated benefit obligation was $31.5 million at December 31, 1998 and $3.9 million at December 31, 1997. The fair value of the assets was $4.9 million at December 31, 1998 and $0 at December 31, 1997. The Plan was amended effective October 21, 1998 to reflect certain benefit level changes negotiated in connection with the Smith Steel Workers Union contract. The effect of the change on the pension benefit obligation is an increase of $18,786 of unrecognized prior service cost. The unrecognized prior service cost will be amortized into expense over the remaining working lifetime of the participants affected.

         The following table provides the components of net periodic benefit cost for the plans for the years ended December 31, 1998, 1997 and 1996 (in thousands):


                                                                     1998               1997             1996
                                                                     ----               ----             ----
        Service cost                                              $      6,899         $    4,757      $    219
        Interest cost                                                    1,065                250           219
        Expected return on plan assets                                    (263)              (237)         (337)
        Amortization of transition asset                                   (31)               (31)           --
        Amortization of prior-service cost                                 393                 69           136
        Amortization of net gain                                            (1)                (2)           --
                                                                ---------------      -------------  ------------
          Net periodic benefit cost                                $     8,062         $    4,806     $     237
                                                                ---------------      -------------  ------------
                                                                ---------------      -------------  ------------

         The assumptions used in the measurement of the Company's benefit obligation are as follows:


                                                                               1998                1997
                                                                               ----                ----

        Weighted-average assumptions of each year end:
          Discount rate                                                         7.0%               7.5%
          Expected return on plan assets                                        8.0%               8.0%
          Rate of compensation increase                                         4.5%               4.5%


         POSTRETIREMENT PLANS:

         The Company provides certain medical insurance benefits for retired employees. Certain employees of the Company are eligible for these benefits if they remain employed until age 55 or 59 and fulfill other eligibility requirements specified by the plans. Certain retirees between the ages of 55 and 62 must contribute 100% of the group rate for active employees. No contributions are required for retirees 62 or older. Benefits are continued for dependents of eligible retiree participants after the death of the retiree.

         The following tables provide a reconciliation of the changes in the benefit obligations and fair value of assets for the retiree medical plans, (in thousands):

                                                                               1998                1997
                                                                               ----                ----
        RECONCILIATION OF FAIR VALUE OF PLAN ASSETS:
        ---------------------------------------------
        Fair value of plan assets at the beginning of the year           $            --    $            --
        Employer contributions                                                     7,564              4,423
        Benefits paid                                                             (7,564)            (4,423)
                                                                            -------------       ------------
          Fair value of plan assets at the end of the year               $            --     $           --
                                                                            -------------       ------------
                                                                            -------------       ------------

        CHANGE IN BENEFIT OBLIGATIONS:
        ------------------------------
        Benefit obligations at the beginning of the year                      $   95,466          $  10,692
        Service cost                                                               1,609              1,178
        Interest cost                                                              6,963              4,876
        Plan amendments                                                               --             82,236
        Actuarial gains                                                            8,261                907
        Benefits paid                                                             (7,564)            (4,423)
                                                                            -------------       ------------
          Benefit obligations at the end of the year                           $ 104,735          $  95,466
                                                                            -------------       ------------
                                                                            -------------       ------------
        FUNDED STATUS RECONCILIATION:
        -----------------------------
        Funded status                                                          $(104,735)         $ (95,466)
        Unrecognized actuarial (gain) losses                                       6,110             (2,282)
                                                                            -------------       ------------
          Net amount recognized                                               $  (98,625)         $ (97,748)
                                                                            -------------       ------------
                                                                            -------------       ------------

        AMOUNTS RECOGNIZED IN THE BALANCE SHEET AS OF EACH YEAR END:
        ------------------------------------------------------------
        Accrued benefit liability                                             $  (98,625)        $  (97,748)
                                                                            -------------       ------------
                                                                            -------------       ------------


         The following table provides the components of net periodic benefit cost for the plans for years ended December 31, 1998, 1997 and 1996 (in thousands):


                                                          1998               1997              1996
                                                          ----               ----              ----
        Service cost                                   $     1,609        $    1,178        $   174
        Interest cost                                        6,963             4,876            826
        Amortization of net (gain) loss                        (81)             (132)          (119)
                                                     --------------      ------------       --------
        Net periodic benefit cost                      $     8,491        $    5,922         $  881
                                                     --------------      ------------       --------
                                                     --------------      ------------       --------


         The discount rate used to measure the Company's post retirement medical benefit obligation was 7.0% in 1998 and 7.5% in 1997.

         For measurement purposes, an 8.5% annual rate of increase in per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5.5% for 2005 and remain at that level thereafter.

         Assumed health care cost trend rates have a significant effect on the amounts reported for the post retirement medical plans. A 1% change in assumed health care costs trend rates would have the following effects:


                                                                           1% INCREASE         1% DECREASE
        Effect on total service and interest cost components               $      319         $     (257)
        Effect of the accumulated benefit obligation                        $   4,664          $  (3,645)


10.      COMMITMENTS:

         LEASES:

         The Company leases office and manufacturing space and certain equipment under lease agreements which require it to pay maintenance, insurance, taxes and other expenses in addition to annual rentals. Future annual rental commitments at December 31, 1998 under these leases are as follows (in thousands):


        YEAR                                              OPERATING           CAPITAL
        ----                                              ---------         ----------
        1999                                              $  17,901         $    6,501
        2000                                                 11,519              6,424
        2001                                                  7,252              6,346
        2002                                                  3,936              8,291
        2003                                                  3,315              9,124
        Thereafter                                           11,162                 --
                                                         ----------      -------------
        Total minimum lease payments                     $   55,085             36,686
                                                         ----------      -------------
                                                         ----------
        Less-amount representing interest                                        6,411
                                                                          -------------

        Present value of minimum lease
          payments                                                            $ 30,275
                                                                          -------------
                                                                          -------------


         Total rent expense for all operating leases totaled $19.0 million, $20.7 million and $1.5 million in 1998, 1997 and 1996, respectively.

         Rent commitments associated with acquired facilities which will not be utilized by the Company have been excluded from the above amounts and will be provided for in the recording of the related acquisition, as discussed in Note 5.

         LITIGATION:

         The Company is party to certain claims arising in the ordinary course of business. In the opinion of management, based upon the advice of legal counsel, the outcomes of such claims are not expected to be material to the Company's financial position and statements of operations.

11.      RELATED PARTY TRANSACTIONS:

         The Company has made payments to Hidden Creek Industries, an affiliate of the Company, for certain acquisition related and other management services totaling $2.9 million during 1998, $3.3 million during 1997 and $750,000 during 1996.

12.      QUARTERLY FINANCIAL DATA (UNAUDITED):

         The following is a condensed summary of quarterly results of operations for 1998 and 1997. The sum of the per share amounts for the quarters do not equal the total for the years due to the effects of rounding (in thousands except per share amounts):



                                                                                          Basic          Diluted
                                             Gross        Operating          Net          Earnings       Earnings
                            Revenues        Profit          Income         Income        Per Share       Per Share
                           ---------        -------        --------       -------        ---------       ---------
        1998:
          First            $   457,129    $    63,189    $    38,785      $   18,820     $     0.41      $     0.37
          Second               465,874         70,854         46,720          23,746           0.51            0.46
          Third                444,851         66,989         39,525          18,266           0.40            0.36
          Fourth               468,625         73,280         50,641          27,208           0.59            0.50
                           -----------    -----------    -----------      ----------     ----------     -----------
                            $1,836,479      $ 274,312      $ 175,671       $  88,040      $    1.91      $     1.68
                           -----------    -----------    -----------      ----------     ----------     -----------
                           -----------    -----------    -----------      ----------     ----------     -----------

        1997:
          First            $   125,117    $    19,012   $     12,540     $     6,718    $      0.23      $     0.23
          Second               327,272         46,129         28,763          10,747           0.25            0.25
          Third                349,507         47,189         27,416          11,828           0.26            0.25
          Fourth               433,933         64,779         40,984          16,951           0.37            0.34
                           -----------    -----------    -----------      ----------     ----------     -----------
                           $ 1,235,829    $   177,109     $  109,703      $   46,244    $      1.14       $    1.09
                           -----------    -----------    -----------      ----------     ----------     -----------
                           -----------    -----------    -----------      ----------     ----------     -----------
